GameTech Names Donald Tateishi as Chief Financial Officer

RENO, NV June 26, 2007 - GameTech International, Inc. (Nasdaq: GMTC), a leading supplier of electronic bingo equipment, announced today that Donald Tateishi has been named Chief Financial Officer for the Company, effective June 27, 2007. Tateishi is a talented senior business leader with 15 years of financial experience in the industry, including as an investigative agent with the Nevada Gaming Control Board and 9 years with Harrah’s Entertainment. Most recently, Tateishi served as Director of Finance for Harrah’s Reno.

“We are extremely pleased to have a person with Donald’s financial and gaming qualifications joining GameTech. As our Company continues its growth we will be relying on Donald’s experience to support the needs of our company in the future,” said Jay Meilstrup, GameTech’s President and CEO.

In addition to his position as Director of Finance for Harrah’s Reno, Tateishi has served as Director of Planning and Analysis for Harrah’s Entertainment Western Division, as well as Assistant Audit Manager for Foothill Capital Corporation. He began his career with THE CIT GROUP working in the capacity of Assistant Account Executive. Tateishi received his Bachelor of Arts in Business Economics from the University of California and his MBA from the Duke University Fuqua School of Business.

GameTech International, Inc. is in the business of designing, manufacturing, and marketing computerized bingo and gaming equipment, systems, and services. Under the GameTech® brand the company provides electronic bingo systems and equipment.  Under the Summit Gaming™ brand the company provides video lottery terminals and slot machine gaming devices.  GameTech International, Inc. is an innovator in advanced wireless gaming applications and devices as well as software and content for traditional slot machine games.  GameTech International, Inc. serves customers in 41 U. S. States, Canada, Japan, Mexico, Norway, Philippines, and the United Kingdom, and Mexico. The company was incorporated in 1994 and is headquartered in Reno, Nevada.